Exhibit 99.1

News Release

Lockheed Martin Elects Bruce Carlson to Board of Directors

Caption: Retired U.S. Air Force Gen. Bruce Carlson joins Lockheed Martin’s board of directors effective July 1, 2015.

BETHESDA, Md., June 25, 2015 – Lockheed Martin (NYSE: LMT) announced today that its board of directors has elected retired U.S. Air Force Gen. Bruce Carlson to the board effective July 1, 2015. Carlson will serve on the corporation’s Nominating and Corporate Governance, and Classified Business and Security committees.

“Bruce’s extensive knowledge of global security issues will deepen our insight into the national security requirements of our customers,” said Marillyn Hewson, Lockheed Martin Chairman, President and CEO. “His guidance will be invaluable as we focus on providing our customers with the advanced technology solutions they need to address the fast-changing geopolitical environment.”

Carlson, 65, has a deep background in national and global defense issues and a strong record of helping large organizations develop strategies focused on global security. He recently served as the 17th Director of the National Reconnaissance Office from 2009 until 2012. He retired from the U.S. Air Force in 2009 after over 37 years of service.

During his Air Force career, Carlson served as Commander, Air Force Materiel Command at Wright-Patterson AFB, Ohio; Commander, Eighth Air Force at Barksdale AFB, Louisiana; Director for Force Structure, Resources and Assessment for the Joint Staff; Director of Operational Requirements, U.S. Air Force Headquarters; and, Commander, 49th Fighter Wing (the Air Force’s first stealth fighter wing) at Holloman AFB, New Mexico.

Carlson has been chairman of the board of advisors of Utah State’s Space Dynamics Laboratory since June 2013. He received his bachelor’s degree in accounting from the University of Minnesota in 1971, and earned master’s degrees in business management and strategic studies from Webster University in 1980 and Naval War College in 1989, respectively.

For additional information, visit our website: http://www.lockheedmartin.com/board/.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 112,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2014 were $45.6 billion.

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Greg Gardner, director, Investor Relations, +1 301-897-6455; greg.m.gardner@lmco.com